Exhibit 99.1
Goldleaf Financial Solutions, Inc. Announces One-for-Five Reverse Stock Split; Goldleaf
Stock to Commence Trading on the NASDAQ Global Market
BRENTWOOD, Tenn.—(Business Wire)—Sept. 8, 2006— Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI), a leading provider of a suite of technology-based products and services to community financial institutions, today announced a one-for-five reverse stock split with an effective date of Friday, September 8, 2006. The reverse split has been approved by both the Board of Directors and the holders of a majority of the issued and outstanding common stock.
In the reverse split, each five shares of issued and outstanding common stock will be converted automatically into one share of common stock. Shareholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Shareholders of record as of September 8, 2006, who hold share certificates will receive instructions from the Company’s transfer agent explaining the process for obtaining new post-split stock certificates. Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A. will act as the exchange agent for purposes of implementing the exchange of stock certificates.
In connection with the reverse split, Goldleaf common stock will commence trading on the NASDAQ Global Market beginning at the opening of trading on Friday, September 8, 2006. Goldleaf common stock will continue to be traded under the ticker GFSI on the NASDAQ Global Market.
About Goldleaf Financial Solutions, Inc.
Goldleaf Financial Solutions, Inc. offers a comprehensive package of advanced technology-based solutions specifically designed for community financial institutions. Goldleaf’s solutions include core data processing, item processing and check imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, teller automation systems, turn-key leasing solutions, financial institution website design and hosting, and retail inventory management. Goldleaf believes its suite of products and services allows financial institutions and their small- to medium-sized business customers to compete more effectively in today’s aggressive financial services marketplace, to grow their trusted financial relationships and to enhance their profitability through the efficient use of technology and an expanded community presence.
For more information about Goldleaf Financial Solutions, or its line of products for financial institutions, please visit www.goldleaf.com. Goldleaf Financial Solutions, Inc. Scott Meyerhoff, 678-728-4464.